Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 and related Prospectus of Hyster-Yale Materials Handling, Inc. for the offer by the selling stockholders to exchange up to 935,410 shares of Class A Common Stock for 935,410 shares of Class B Common Stock of Hyster-Yale Materials Handling, Inc., and to the incorporation by reference therein of our report dated February 19, 2013, with respect to the consolidated financial statements and schedule of Hyster-Yale Materials Handling, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

December 17, 2013